Exhibit 99.1

B&G Foods Delivers Strong Earnings Growth in Third Quarter

— Reports Adjusted Diluted EPS Growth of 42.9% and EBITDA growth of 17.0% —

— Company Again Increases Full Year 2010 EBITDA Guidance —

Parsippany, N.J., October 26, 2010—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the 13 and 39 weeks ended October 2, 2010 (third quarter and first three quarters of 2010).

Third Quarter Highlights

•                  Adjusted diluted earnings per share* increased 42.9% to $0.20 from $0.14 in prior year quarter

•                  EBITDA* increased 17.0% year-over-year to $28.9 million from $24.7 million

•                  Net sales increased 1.0% to $125.1 million from $123.9 million

•                  Fiscal 2010 EBITDA guidance increased to range of $113.0 to $115.0 million

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “We are very pleased with the strong margin improvement seen this quarter — the result of our efforts to improve sales mix and reduce cost.  The dramatic improvement in EBITDA and earnings per share is a continuation of the 2010 trends in our business.  We are also encouraged by the firming of sales despite the negative effects of promotional restructuring and changes in distribution.  Accordingly, we are raising our guidance for the third straight quarter.”

Financial Results for the Third Quarter of 2010

Net sales for the third quarter of 2010 increased 1.0% to $125.1 million from $123.9 million for the 13 weeks ended October 3, 2009 (third quarter of 2009).  This $1.2 million increase was attributable to sales price and unit volume increases of $0.4 million and $0.3 million, respectively, and a reduction in coupons and slotting expenses of $0.5 million.

Gross profit for the third quarter of 2010 increased 8.2% to $39.2 million from $36.2 million in the third quarter of 2009.  Gross profit expressed as a percentage of net sales increased 2.1 percentage points to 31.3% for the third quarter of 2010 from 29.2% in the third quarter of 2009.  The increase in gross profit expressed as a percentage of net sales was attributable to increased sales prices and a reduction in coupons and slotting, which accounted for 0.5 percentage points.  The remaining 1.6 percentage points is attributable to decreases in commodity and ingredient costs and a sales mix shift to higher margin products, slightly offset by higher packaging and fuel surcharge costs.  Operating income increased 19.6% to $25.1 million for the third quarter of 2010, from $21.0 million in the third quarter of 2009.

Net interest expense for the third quarter of 2010 decreased $3.3 million or 23.8% from $13.6 million in the third quarter of 2009 to $10.3 million in the third quarter of 2010.  The decrease in net interest expense in the third quarter was primarily attributable to the refinancing we completed during the second

*     Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for definitions of the terms EBITDA, adjusted net income and adjusted diluted earnings per share as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms EBITDA, adjusted net income and adjusted diluted earnings per share to the most comparable GAAP financial measures.

half of 2009 and first quarter of 2010 that reduced our long-term debt and the effective interest rate on our long-term debt from 9.6% in the third quarter of 2009 to 7.9% in the third quarter of 2010.

The Company’s adjusted net income* for the third quarter of 2010 was $9.8 million, and adjusted diluted earnings per share was $0.20, as compared to adjusted net income of $5.2 million and adjusted diluted earnings per share of $0.14, for the third quarter of 2009.  Under U.S. Generally Accepted Accounting Principles (GAAP), the Company’s reported net income was $9.3 million, or $0.19 per diluted share, for the third quarter of 2010, as compared to reported net income of $4.2 million, or $0.11 per diluted share, for the third quarter of 2009.

For the third quarter of 2010, EBITDA increased 17.0% to $28.9 million from $24.7 million for the third quarter of 2009.

Financial Results for the First Three Quarters of 2010

Net sales for the first three quarters of 2010 increased 1.7% to $371.5 million from $365.4 million in the comparable period of 2009.  This $6.1 million increase was attributable to sales price and unit volume increases of $3.9 million and $2.9 million, respectively, partially offset by an increase in coupon expenses of $0.7 million.

Gross profit for the first three quarters of 2010 increased 7.8% to $120.6 million from $111.8 million in the comparable period of last year.  Gross profit expressed as a percentage of net sales increased 1.9 percentage points to 32.5% in the first three quarters of 2010 from 30.6% in the comparable period of fiscal 2009.  The increase in gross profit expressed as a percentage of net sales was attributable to increased sales prices net of increased coupon expenses, which accounted for 0.6 percentage points.  The remaining 1.3 percentage points was primarily attributable to decreases in commodity and ingredient costs and a sales mix shift to higher margin products, slightly offset by an increase in packaging and fuel surcharge costs.  Operating income increased 13.7% to $75.8 million during the first three quarters of 2010, compared to $66.7 million in the comparable period of fiscal 2009.

Net interest expense for the first three quarters of 2010 decreased $8.1 million or 20.4% from $40.0 million in the first three quarters of 2009 to $31.9 million for the first three quarters of 2010.  The decrease in net interest expense in the first three quarters of 2010 was primarily attributable to the refinancing we completed during the second half of 2009 and first quarter of 2010 that reduced our long-term debt and the effective interest rate on our long-term debt from 9.8% in the first three quarters of 2009 to 8.1% in the first three quarters of 2010.

The Company’s adjusted net income* for the first three quarters of 2010 was $29.6 million, and adjusted diluted earnings per share was $0.61, as compared to adjusted net income of $17.2 million and adjusted diluted earnings per share of $0.47, for the comparable period of fiscal 2009.  Under GAAP, the Company’s reported net income was $18.1 million, or $0.37 per diluted share, for the first three quarters of 2010, as compared to reported net income of $16.1 million, or $0.44 per diluted share, for the comparable period of fiscal 2009.

For the first three quarters of 2010, EBITDA increased 12.2% to $86.9 million from $77.5 million for the comparable period of fiscal 2009.

Guidance

For the third consecutive quarter, B&G Foods increased its full-year fiscal 2010 performance expectations.  The Company now expects EBITDA for fiscal 2010 to be approximately $113.0 to $115.0 million instead of the previously anticipated $109.0 to $112.0 million.  B&G Foods continues to expect to make capital expenditures of approximately $11.0 million in the aggregate during fiscal 2010.

Changes to Board Committee Composition

Following the previously announced appointments of Charles F. Marcy and Cheryl M. Palmer to the Board of Directors on October 12, 2010, the Board subsequently approved changes to the composition of the Compensation Committee and the Nominating and Governance Committee on October 19, 2010.  No changes were made to the composition of the Audit Committee.  The current composition of the committees is as follows:  Compensation Committee — Alfred Poe (Chairman), Cynthia T. Jamison and Mr. Marcy; Nominating and Governance Committee — Dennis M. Mullen (Chairman), Mr. Marcy and Ms. Palmer; and Audit Committee — Ms. Jamison, Mr. Mullen and Mr. Poe.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 p.m. ET today, October 26, 2010.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (877) 780-3381 or for international callers by dialing (719) 325-2180.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers.  The password is 2104633.  The replay will be available from October 26, 2010 through November 2, 2010.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share” and “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted diluted earnings per share,” which are calculated as reported net income and reported diluted earnings per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and diluted earnings per share to eliminate the items identified below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of charges associated with unrealized gains or losses on the Company’s interest rate swap and gains or losses on extinguishment of debt, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding allocation of resources.

A reconciliation of EBITDA to net income and to net cash provided by operating activities is included below for the third and first three quarters of 2010 and 2009, along with the components of EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income and adjusted diluted earnings per share to reported net income and reported diluted earnings per share.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to our expectations regarding EBITDA and capital expenditures for fiscal 2010.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for fiscal 2009 filed on March 1, 2010.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	October 2, 2010	January 2, 2010
Assets
Current assets:
Cash and cash equivalents	$87,525	$39,930
Trade accounts receivable, less allowance for doubtful accounts and discounts of $610 in 2010 and $631 in 2009	31,842	34,488
Inventories	89,355	86,134
Prepaid expenses	1,881	2,523
Income tax receivable	1,166	864
Deferred income taxes	1,671	1,981
Total current assets	213,440	165,920

Property, plant and equipment, net of accumulated depreciation of $78,543 in 2010 and $72,217 in 2009	54,425	53,598
Goodwill	253,353	253,353
Trademarks	227,220	227,220
Customer relationship intangibles, net	105,030	109,868
Net deferred debt financing costs and other assets	9,396	6,935
Total assets	$862,864	$816,894

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$26,613	$22,574
Accrued expenses	18,859	18,326
Dividends payable	8,098	8,052
Total current liabilities	53,570	48,952

Long-term debt	477,668	439,541
Other liabilities	19,422	19,265
Deferred income taxes	90,548	83,528
Total liabilities	641,208	591,286
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized — 125,000,000 and 100,000,000 shares; 47,635,640 and 47,367,292 issued and outstanding as of October 2, 2010 and January 2, 2010	476	474
Additional paid-in capital	208,539	231,549
Accumulated other comprehensive loss	(8,422)	(9,377)
Retained earnings	21,063	2,962
Total stockholders’ equity	221,656	225,608
Total liabilities and stockholders’ equity	$862,864	$816,894

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

Net sales	$125,144	$123,871	$371,471	$365,408
Cost of goods sold	85,960	87,647	250,861	253,569
Gross profit	39,184	36,224	120,610	111,839

Operating expenses:
Sales, marketing and distribution expenses	9,901	10,659	32,022	32,575
General and administrative expenses	2,534	2,936	7,928	7,753
Amortization expense—customer relationships	1,613	1,613	4,838	4,838
Operating income	25,136	21,016	75,822	66,673

Other expenses:
Interest expense, net	10,335	13,570	31,855	39,996
Loss on extinguishment of debt	—	674	15,224	674
Income before income tax expense	14,801	6,772	28,743	26,003
Income tax expense	5,519	2,611	10,642	9,900
Net income	$9,282	$4,161	18,101	16,103

Weighted average common shares outstanding:
Basic	47,636	37,790	47,563	36,644
Diluted	48,601	37,973	48,349	36,644

Earnings per common share:
Basic	$0.19	$0.11	$0.38	$0.44
Diluted	$0.19	$0.11	$0.37	$0.44

Cash dividends declared per common share	$0.17	$0.17	$0.51	$0.51

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
	(Dollars in thousands)
Net income	$9,282	$4,161	$18,101	$16,103
Income tax expense	5,519	2,611	10,642	9,900
Interest expense, net(1)	10,335	13,570	31,855	39,996
Depreciation and amortization	3,761	3,677	11,118	10,847
Loss on extinguishment of debt(2)	—	674	15,224	674
EBITDA(3)	28,897	24,693	86,940	77,520
Income tax expense	(5,519)	(2,611)	(10,642)	(9,900)
Interest expense, net	(10,335)	(13,570)	(31,855)	(39,996)
Deferred income taxes	2,825	3,348	5,584	9,295
Amortization of deferred financing costs and bond discount	500	610	1,515	2,222
Unrealized loss (gain) on interest rate swap	471	631	1,820	(108)
Reclassification to net interest expense for interest rate swap	423	424	1,270	1,270
Share-based compensation expense	943	1,471	2,413	3,273
Excess tax benefits from share-based compensation	—	—	(330)	—
Changes in assets and liabilities	(559)	1,973	4,426	(9,275)
Net cash provided by operating activities	$17,646	$16,969	$61,141	$34,301

(1)                  Net interest expense in the third quarter and first three quarters of 2010 and 2009 includes costs relating to the unrealized loss on our interest rate swap subsequent to our determination that the swap was no longer an effective hedge for accounting purposes, due to Lehman’s bankruptcy filing in September 2008 and a reclassification of amounts recorded in accumulated other comprehensive loss related to the swap.  See our Quarterly Report on Form 10-Q filed with the SEC on October 26, 2010 for additional details.

(2)                  Loss on extinguishment of debt for the first three quarters of 2010 includes $15.2 million of costs relating to our repurchase and redemption of $69.5 million aggregate principal amount of senior subordinated notes and $240.0 million aggregate principal amount of senior notes, including $10.7 million for the payment of a repurchase premium and a non-cash charge of $4.5 million for the write-off of unamortized deferred debt financing costs associated with the notes repurchased.  Loss on extinguishment of debt for the first three quarters of 2009 included $0.7 million of costs relating to our repurchase of senior subordinated notes during the third quarter of 2009, including $0.4 million for the payment of a repurchase premium and a non-cash charge of $0.3 million for the write-off of unamortized deferred financing costs associated with the notes repurchased.

(3)                  EBITDA is a measure used by management to measure operating performance.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit facility and our senior notes indenture contain ratios based on this measure. As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.  EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends. Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements. EBITDA also is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, loss on extinguishment of debt, interest and related expenses and income taxes. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Reported net income	$9,282	$4,161	$18,101	$16,103
Loss on extinguishment of debt, net of tax(1)	—	419	9,591	419
Non-cash adjustments on interest rate swap, net of tax(2)	563	655	1,947	722
Adjusted net income	$9,845	$5,235	$29,639	$17,244
Adjusted diluted EPS — Common stock	$0.20	$0.14	$0.61	$0.47

(1)          Loss on extinguishment of debt for the first three quarters of 2010 includes $15.2 million of costs relating to our repurchase and redemption of $69.5 million aggregate principal amount of senior subordinated notes and $240.0 million aggregate principal amount of senior notes, including $10.7 million for the payment of a repurchase premium and a non-cash charge of $4.5 million for the write-off of unamortized deferred debt financing costs associated with the notes repurchased.  Loss on extinguishment of debt for the first three quarters of 2009 included $0.7 million of costs relating to our repurchase of senior subordinated notes during the third quarter of 2009, including $0.4 million for the payment of a repurchase premium and a non-cash charge of $0.3 million for the write-off of unamortized deferred financing costs associated with the notes repurchased.

(2)          Includes an unrealized loss (gain) on interest rate swap and a reclassification from accumulated other comprehensive loss to interest expense, net on interest rate swap.  The counterparty of the Company’s interest rate swap is an affiliate of Lehman Brothers.  Following the bankruptcy of Lehman Brothers, we determined that the interest rate swap was no longer an effective hedge for accounting purposes.